UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2026

Star Holdings

(Exact name of registrant as specified in its charter)

Maryland	001-41572	37-6762818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Penn Plaza 51st Floor New York, New York	10119
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 930-9400

 1114 Avenue of the Americas

39th Floor

New York, New York 10036

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares of beneficial interest, $0.001 par value	STHO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement

On September 29, 2026, Star Holdings (the "Company") entered into amendments to the agreements described below.

Term Loan Credit Agreement with Safehold

The Company, as borrower, and Safehold Inc. ("Safehold"), as lender, entered into the Third Amendment to Amended and Restated Credit Agreement (the "Third Amendment"). The Third Amendment, among other things: (i) extends the maturity date of the underlying term loan facilities by one year, to March 31, 2029, with the option for the Company to extend the maturity date to September 30, 2029, subject to the satisfaction of certain conditions, including the payment of an extension fee equal to 0.5% of the then outstanding loans, and with the interest rate on outstanding borrowings increasing 1.0% per annum during the extension period; (ii) permits Star Holdings to make one or more voluntary prepayments of up to $50.0 million in the aggregate, plus the amount of any restricted cash held by the margin loan lender on its margin loan facility that is currently secured by all of the shares of Safehold common stock owned by Star Holdings; and (iii) provides a new restricted payments basket that will permit the Company to repurchase up to $10.0 million of its common shares for cash after the Company has prepaid its margin loan facility by at least $40.0 million (exclusive of prepayments using restricted cash held by the margin loan lender). The Company has agreed that it will not make any additional borrowings under the margin loan facility. In connection with the Third Amendment, the Company paid Safehold a maturity extension fee of $2.4 million. As of September 29, 2026, the outstanding term loan had a principal balance of $115.0 million and no outstanding borrowings on the incremental facility.

Management Agreement with Safehold

The Company and Safehold Management Services Inc. (the "Manager"), a wholly-owned subsidiary of Safehold, entered into the Second Amendment to Management Agreement (the "Second Amendment") pursuant to which (i) the management fee payable in respect of the annual terms running from April 1, 2027 through March 31, 2028 and April 1, 2028 through March 31, 2029 will be subject to minimum quarterly amounts of $1.25 million and $625,000, respectively; (ii) the "Termination Fee" payable to the Manager in certain circumstances has been increased from $55.0 million to $62.5 million, in each case less the aggregate amount of management fees paid prior to the termination date; and (iii) the period during which a termination of the Management Agreement by the Company without cause would require payment of the Termination Fee has been extended to March 31, 2029.

The foregoing descriptions of the Third Amendment and the Second Amendment and of the agreements being amended do not purport to be complete and are qualified in their entirety by reference to the full text of those agreements, which are included or incorporated by reference as exhibits to this Current Report and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On September 30, 2026, the Company voluntarily paid down the outstanding balance on its margin loan facility from $94.5 million to $46.5 million primarily using approximately $30.0 million of asset sale proceeds and $18.0 million of restricted cash held by the margin loan lender.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of March 31, 2023, by and between Safehold Inc. and Star Holdings. (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 11, 2023).

10.2	First Amendment to Amended and Restated Credit Agreement, dated as of October 4, 2023, by and between Safehold Inc. and Star Holdings. (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on October 6, 2023).

10.3	Second Amendment to Amended and Restated Credit Agreement, dated as of March 28, 2025, by and between Safehold Inc. and Star Holdings. (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 31, 2025).

10.4	Third Amendment to Amended and Restated Credit Agreement, dated as of September 29, 2026, between Safehold Inc. and Star Holdings.

10.5	Management Agreement, dated as of March 31, 2023, by and between Star Holdings and Safehold Management Services Inc. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 31, 2023).

10.6	First Amendment to Management Agreement, dated as of March 28, 2025, by and between Star Holdings and Safehold Management Services Inc. (Incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed on March 31, 2025).

10.7	Second Amendment to Management Agreement, dated as of September 29, 2026, between Star Holdings and Safehold Management Services Inc.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2026

Star Holdings

By:	/s/ Brett Asnas
	Name:	Brett Asnas
	Title:	Chief Financial Officer (principal financial officer)